UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 7, 2009
Asyst Technologies, Inc.
(Exact Name of Registrant, as Specified in Charter)

California (State or Other Jurisdiction of Incorporation)	000-22430 (Commission File Number)	94-2942251 (IRS Employer Identification Number)

46897 Bayside Parkway, Fremont,California (Address of Principal Executive Offices)	94538 (Zip Code)
Registrant’s telephone number, including area code: (510) 661-5000
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
Credit Agreement
On April 7, 2009, Asyst Technologies, Inc. (the “Company”) received a letter (the “Default Letter”) from KeyBank National Association (“KeyBank”) giving notice to the Company of events of default with respect to the Credit Agreement dated July 27, 2007 (the “Credit Agreement” together with related security agreements and other credit-related agreements, the “Credit Facility”), among the Company and its subsidiaries Asyst Technologies Japan Holdings Company, Inc. (“AJH”) and Asyst Technologies Japan, Inc. (“ATJ”), as borrowers, and KeyBank, as administrative agent and other lenders that are parties to the Credit Agreement. The Default Letter states that as of its date, KeyBank and the other lenders have not taken any action to exercise their rights and remedies under the Credit Agreement or any related loan document. The Default Letter states that KeyBank and the other lenders reserve all other rights and remedies that may be available under the Credit Agreement, but did not by its terms purport to accelerate the maturity of the obligations outstanding under the Credit Agreement.
The Default Letter states KeyBank’s position that the following facts and events of default exist: failure to pay interest and fees due on March 31, 2009, that has continued for five days; failure to pledge timely for the benefit of the lenders certificates evidencing 4.95% of the outstanding equity interests of ATJ acquired by AJH; maintaining lines of credit with Japanese banks in excess of amounts permitted under the Credit Facility, which also give rise to liens not permitted by the Credit Facility; presentation to the lenders of information demonstrating that the borrowers will not be in compliance with financial covenants in Section 7.11 of the Credit Agreement for the period ending March 31, 2009; the Company has advised the lenders that repayment has been demanded under certain lines of credit with Japanese banks; and the borrowers have not provided security interests for the benefit of the lenders with respect to all bank accounts as required by the Credit Agreement.
The Default Letter states that as of April 7, 2009, the outstanding principal balance of the loans under the Credit Agreement is $76,500,000. The Default Letter further states that, based on the existence of the listed defaults, the lenders have requested application of the “Default Rate” of interest defined in the Credit Agreement, which under Section 2.08(b)(iii) of the Credit Agreement is a higher rate of interest that applies while any defined event of default exists and upon request of the requisite lenders defined in the Credit Agreement. In addition, the Default Letter states that the borrowers may not request any outstanding loan to be continued as a LIBOR Rate Loan or to convert any outstanding Base Rate Loan to a LIBOR Rate Loan, as set forth in Section 2.02(c) and other relevant provisions of the Credit Agreement.
The default rate of interest is 2% higher than the otherwise applicable rate for the various terms, revolving and other obligations under the Credit Agreement. The default rate is defined as follows in the Credit Agreement: “(a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the highest Applicable Rate applicable to Base Rate Loans under the Revolving Credit Facility plus (iii) 2% per annum; provided that with respect to a LIBOR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the highest Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the highest Applicable Rate plus 2% per annum.”
For interest accruing over the six month interest payment period ending May 27, 2009, the default rate increases the rate of interest from approximately 7% to 9% and at current exchange rates would add approximately $740,000 in additional interest expense for that payment period. For future periods, the imposition of the default rate would increase our interest expense as a result of the addition of 2% to the otherwise applicable rate, and may also increase interest expense based on the inability to use the LIBOR rate referred to above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASYST TECHNOLOGIES, INC.
Date: April 13, 2009	By:	/s/ Steve Debenham
Steve Debenham
Vice President, General Counsel & Secretary

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